UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

STANDARD MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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DATE:	03/15/05

TO:	All Media

FROM:	Standard Management Corporation
10689 N. Pennsylvania
Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry
Investor Relations
Phone: 317-574-2865

STANDARD MANAGEMENT SETS DATES FOR SPECIAL
SHAREHOLDERS MEETING AND CONSENT SOLICITATION

     March 15, 2005. (Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (Nasdaq NMS: SMAN) today announced that it has set May 18, 2005 as the date for a special meeting of shareholders to vote on the approval of the sale of its subsidiary, Standard Life Insurance Company of Indiana, to Capital Assurance Corporation. Standard Management has already filed preliminary proxy materials with the Securities and Exchange Commission. Definitive proxy materials will be sent to all shareholders of record (as of April 4, 2005) on or about April 11, 2005.

     Standard Management has also announced important dates in connection with its separate solicitation of consents from the holders of outstanding 10.25% preferred securities of its consolidated subsidiary SMAN Capital Trust I. Standard Management is seeking consents to amend the legal instruments governing the “trust preferred” securities in order to provide it with additional flexibility in executing its health services business plan. In connection with this solicitation of consents to effect the amendment, Standard Management has filed preliminary consent materials with the SEC describing the solicitation in detail and anticipates mailing definitive consent solicitation materials on or about April 11, 2005 to holders of record of the trust preferred securities as of April 4, 2005.

     The Company also announced that the solicitation period would expire at 5:00 p.m. E.D.T. on Wednesday May 18, 2005. The Company intends to pay holders a consent fee, in cash, equal to 5% of the liquidation amount of preferred securities for which a holder delivers a valid consent, not subsequently revoked, prior to May 18, 2005, if the amendment is approved.

     The trust preferred securities provide for an annual distribution to holders, similar to an annual dividend, of 10.25%, payable quarterly. Standard Management has paid all consecutive quarterly distributions since the trust preferred securities were issued on August 9, 2001. See the quarterly distribution history listed below.

SMAN Capital Trust I (NASDAQ: SMANP) Quarterly Distribution History per Preferred Security:

		3/31/2002	$0.256	3/31/2003	$0.256	3/31/2004	$0.256

		6/30/2002	$0.256	6/30/2003	$0.256	6/30/2004	$0.256

9/30/2001	$0.148	9/30/2002	$0.256	9/30/2003	$0.256	9/30/2004	$0.256

12/31/2001	$0.256	12/31/2002	$0.256	12/31/2003	$0.256	12/31/2004	$0.256

NOTE: In connection with the proposed transaction, Standard Management has filed a preliminary proxy statement, a preliminary consent solicitation statement, and other materials with the Securities and Exchange Commission. Investors can obtain free copies of the proxy statement and the consent solicitation statement, as well as other filings containing information about Standard Management, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Standard Management by directing a request to Standard Management Corporation, Investor Relations, 10689 North Pennsylvania, Indianapolis, Indiana 46280. Investors are urged to read the proxy statement, the consent solicitation statement and other materials because they contain important information. The Company intends to mail both the definitive proxy statement to shareholders, and the definitive consent solicitation statement to holders of trust preferred securities, on or about April 11, 2005.

Standard Management, its directors and executive officers, other members of management and employees of Standard Management, as well as representatives of Innisfree M&A Incorporated, may be deemed to be participants in the solicitation of proxies from Standard Management’s shareholders and the solicitation of consents from the preferred securities holders of SMAN Capital Trust I. Information regarding Standard Management’s directors and executive officers is available in Standard Management’s proxy statement for its 2004 annual meeting of shareholders, dated June 9, 2004. Information regarding Innisfree is contained in the proxy statement and consent solicitation statement. Additional information regarding the interests of such participants are included in the proxy statement and the other relevant documents filed with the SEC.

Standard Management is a financial holding company headquartered in Indianapolis, IN. Standard Life Insurance Company of Indiana is a wholly-owned subsidiary of Standard Management also headquartered in Indianapolis. Information about both companies can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at sman.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed sale of Standard Life and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Standard Management’s management team and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Among others, factors that could cause actual results to differ from those set forth in the forward looking statements include the ability of Standard Management to obtain regulatory and security holder approval of the proposed transaction. Additional factors that could cause Standard Management’s results to differ materially from those described in the forward looking statements are found in Standard Management’s public filings with the SEC and are available at the SEC’s website (www.sec.gov).